Exhibit 99.1

                                        For Immediate Release
                                        Media Contact:     Investor Contact:
                                        Cathy Love         John Winn
                                        (803) 217-7777     (803) 217-9240
                                        clove@scana.com    jwinn@scana.com


          SCANA Subsidiary Reaches Settlement Agreement with PSC Staff in Electric Rate Case

Columbia, SC, October 18, 2004... South Carolina Electric & Gas Company (SCE&G), principal subsidiary of SCANA Corporation (NYSE: SCG), announced today that it has entered into a stipulation and settlement agreement with the Staff of the South Carolina Public Service Commission in connection with SCE&G's pending retail electric rate increase application that was filed on July 1, 2004. The settlement agreement is subject to review and approval by the South Carolina Public Service Commission following a public hearing that begins on November 1, 2004. The settlement agreement covers all of the major issues addressed in SCE&G's application and, if approved, would result in an overall increase in retail electric revenues of approximately $51.1 million (3.57%) based on an adjusted test year ended March 31, 2004, or about 63% of the $81.2 million (5.66%) overall revenue increase requested by the company in its application. The settlement agreement establishes an allowed return on common equity in a range of 11.4% to 10.4%, with rates to be set based on the midpoint of that range (10.9%).

"We are pleased to have reached agreement with a key party to this proceeding and are seeking a similar agreement with other intervenors," said Kevin Marsh, senior vice president and chief financial officer. "This agreement balances the needs of SCE&G's customers and SCANA's shareholders, and we believe it is consistent with the spirit of prior Commission rulings."

In summary, highlights of the stipulation and settlement agreement are as follows:

(1) Produces an increase in annual retail electric revenues of approximately $51.1 million (3.57%), or about 63% of the $81.2 million (5.66%) increase requested by SCE&G
(2)      Updates SCE&G's capital structure to August 31, 2004 (see Table 1)
(3) Sets an allowed return on common equity in a range of 11.4% to 10.4%, with rates being set based on the midpoint of that range (10.9%)
(4) Reaffirms the siting and sizing of, and approves updated capital costs, operation and maintenance expenses and depreciation expenses requested by SCE&G related to, the 875 MW Jasper Electric Generating Plant, which began commercial operation on May 1, 2004
(5) Affirms that revenue related to the 250 MW and 100 MW contracts for sale of capacity and energy from system resources to the North Carolina Electric Membership
         Corporation have been properly accounted for as opportunity sales
(6) Approves SCE&G's proposal to use current and anticipated synthetic fuel tax credits to offset the capital cost of the Lake Murray Dam remediation project
(7) Allows SCE&G to recover costs associated with the GridSouth Regional Transmission Organization project that was cancelled in 2002
(8) Approves for rate-making and accounting purposes the revised depreciation rates proposed by SCE&G based on a recently completed depreciation study
(9) Approves SCE&G's request to extend by 5 years (until December 31, 2010) the accelerated capital recovery mechanism for its Cope Generating Station

The South Carolina Public Service Commission has scheduled a public hearing on SCE&G's rate increase request to begin on November 1, 2004, and is expected to issue an order in this case prior to year end. In its application, SCE&G requested that the approved rates be effective on January 1, 2005.



Table 1: Capital Structure and Cost of Capital (dollars in millions):

                          Requested in Application                 Settlement/Stipulation Agreement
                          ------------------------                 --------------------------------
                  Capital           Cost     Overall      Capital              Cost      Overall
                  Structure Ratio   Rate    Cost/Return   Structure   Ratio    Rate      Cost/Return

Long-Term Debt    $1,985     46.53%  6.56%    3.05%       $1,985    46.96%    6.56%      3.08%
Preferred Stock      116      2.71   6.40     0.17           116     2.73     6.40       0.17
Common Equity      2,166     50.76   11.75    5.96         2,127     50.31   10.90       5.49
                   -----     -----            ----         -----     -----               ----

Total             $4,267    100.00%           9.18%       $4,228    100.00%              8.74%


PROFILE

SCANA Corporation, a Fortune 500 company headquartered in Columbia, South Carolina, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations, telecommunications and other energy-related businesses. The Company serves approximately 577,000 electric customers in South Carolina and more than one million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company's website at www.scana.com.


SAFE HARBOR STATEMENT

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Although SCANA Corporation believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) regulatory actions or changes in the utility and non-utility regulatory environment, (3) changes in the economy, especially in areas served by the Company's subsidiaries, (4) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets, (5) growth opportunities for the Company's regulated and diversified subsidiaries, (6) the results of financing efforts, (7) changes in the Company's accounting policies, (8) weather conditions, especially in areas served by the Company's subsidiaries, (9) performance of and marketability of the Company's investments in telecommunications companies, (10) performance of the Company's pension plan assets, (11) inflation, (12) changes in environmental regulations, (13) volatility in commodity natural gas markets and (14) the other risks and uncertainties described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

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